Exhibit 4.10

CALCULATION AGENCY AGREEMENT
between
REINSURANCE GROUP OF AMERICA, INCORPORATED
and
REINSEL & COMPANY LLP,
as Calculation Agent
Dated as of December 18, 2001

          CALCULATION AGENCY AGREEMENT, dated as of December 18, 2001, between Reinsurance Group of America, Incorporated (the “Company”) and Reinsel & Company LLP, as calculation agent (the “Calculation Agent”).
          WHEREAS, the Company has authorized the issuance of 4,500,000 Units (or up to 5,175,000 Units if the Underwriters’ option to purchase additional Units, as set forth in the Underwriting Agreement dated December 12, 2001 among the Company, RGA Capital Trust I, a statutory business trust formed under the Delaware Business Trust Act (the “Trust”) and Lehman Brothers Inc. and Banc of America Securities LLC, as Underwriters, is exercised in full) Trust Preferred Income Equity Redeemable Securities (“PIERS”) Units (the “Units”), each consisting of:
     (i) a preferred security issued by the Trust pursuant to the Amended and Restated Trust Agreement, dated as of December 18, 2001 (the “Trust Agreement”), among the Company, as Depositor, the initial Administrative Trustees, The Bank of New York, as the initial Property Trustee (the “Property Trustee”) and The Bank of New York (Delaware), as the initial Delaware Trustee, having a stated liquidation amount of $50 per preferred security (each, a “Preferred Security”), and guaranteed by the Company pursuant to the Guarantee Agreement, dated December 18, 2001, between the Company, in its capacity as Guarantor, and The Bank of New York, as Guarantee Trustee; and
     (ii) a warrant to purchase 1.2508 shares (subject to anti-dilution adjustments) of common stock of the Company prior to or on December 15, 2050 (each, a “Warrant”) issued under a Warrant Agreement dated as of December 18, 2001 (the “Warrant Agreement”), between the Company and The Bank of New York, as Warrant Agent (the “Warrant Agent”);
          WHEREAS, pursuant to the Unit Agreement, dated as of December 18, 2001, among the Company, the Trust, the Property Trustee, the Warrant Agent and The Bank of New York, as Unit Agent (the “Unit Agent”), at any time after issuance, the Preferred Security and the Warrant components of any Unit may be separated by the holder of such Unit and thereafter transferred separately, and once separated, a Preferred Security and a Warrant may be rejoined to form a Unit;
          WHEREAS, pursuant to the Trust Agreement, the Trust has issued $6,958,800 (or $8,002,650 if the Underwriters’ option with respect to the Units is exercised in full) common securities, having a stated liquidation amount of $50 per common security (the “Common Securities”, and together with the Preferred Securities, the “Trust Securities”);
          WHEREAS, the Trust Securities represent undivided beneficial ownership interests in the assets of the Trust and the sole assets of the Trust shall be 5.75% Junior Subordinated Deferrable Interest Debentures due March 18, 2051 (the “Debentures”), issued pursuant to the Junior Subordinated Indenture, dated as of December 18, 2001 (the “Base Indenture”), between the Company, as Debenture Issuer, and The Bank of New York, as Debenture Trustee (the “Debenture Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of December 18, 2001, between the Company, in its capacity as Debenture Issuer, and the Debenture Trustee (the “First Supplemental Indenture”, and

together with the Base Indenture, the “Indenture”), which Debentures may be received in exchange for Trust Securities, under certain circumstances, by the holders of the Trust Securities;
          WHEREAS, the Company will enter into a Remarketing Agreement with a Remarketing Agent (the “Remarketing Agent”) whereby the Remarketing Agent will remarket the Preferred Securities or the Debentures, as the case may be, under certain circumstances; and
          WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Warrants, the Trust Securities and the Debentures.
          NOW THEREFORE, the Company and the Calculation Agent agree as follows:
          1. Appointment of Agent. The Company hereby appoints Reinsel & Company LLP as Calculation Agent and Reinsel & Company LLP hereby accepts such appointment as the Company’s agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.
          2. Calculations and Information Provided. In response to a written request made by the Company:
          (i) on behalf of the Company, the Unit Agent or the Warrant Agent for a determination of the Exercise Price (as defined in the Warrant Agreement) of the Warrants or the Warrant Redemption Amount (as defined in the Warrant Agreement); or
          (ii) on behalf of the Company, the Unit Agent, the Property Trustee, the Debenture Trustee or the Remarketing Agent for a determination of the Accreted Value (as defined in the Trust Agreement) or Discount relating to the Trust Securities or the Debentures, as the case may be, the Calculation Agent shall determine such amount as of the date stated in the request and notify the Company or the requesting party as soon as practicable of its determination or determinations no later than 30 Business Days from receipt of a written request by the Calculation Agent.
          3. Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Company’s written request, be made available to any third party indicated in the request.
          4. Fees and Expenses. The Calculation Agent shall be entitled to the compensation set forth in the engagement letter between the Calculation Agent and the Company dated as of December 15, 2001. The Company agrees to pay reasonable fees and out-of-pocket expenses set forth in the engagement letter relating to all requested calculations from the parties as indicated in Section 2 above.
          5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

          (i) in acting under this Agreement, the Calculation Agent is providing independent computation services to the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Warrants, the Trust Securities or the Debentures;
          (ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company, made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company;
          (iii) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;
          (iv) the Calculation Agent, whether acting for itself or in any other capacity, may to the extent permitted by law become the owner or pledgee of the Warrants, the Trust Securities or the Debentures with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and
          (v) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its negligence or willful misconduct.
          6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. The Calculation Agent will be paid all unpaid fees pursuant to, and expenses incurred under, its engagement letter as of the effective resignation or removal date. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent’s notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.
          (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

          (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company, the Unit Agent, the Warrant Agent, the Property Trustee, the Debenture Trustee and the Remarketing Agent an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.
          (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.
          7. Certain Definitions. Terms not otherwise defined herein are used herein as defined in the Trust Agreement, in Section 1.2 thereof, or if not defined therein, in the Warrant Agreement, in Section 1.01 thereof.
          8. Indemnification. The Company will indemnify the Calculation Agent, or any of its agents or employees, against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the negligence or willful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.
          9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days):
     (a) in the case of the Company, to it at Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway Chesterfield, Missouri 63017, Attention: Jack B. Lay (facsimile: 636-736-7839); and
     (b) in the case of the Calculation Agent, to it at 1015 Penn Ave., P.O. Box 7008, Wyomissing, PA 19610 (facsimile: (610) 376-7340), Attention: Paula K. Barrett, CPA;
     (c) in the case of the Warrant Agent, the Unit Agent, the Property Trustee and the Debenture Trustee, to it at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286 (facsimile: (212) 815-5915), Attention: Corporate Trust Administration.

Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.
          10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and the holders of the Warrants, the Trust Securities and the Debentures, and no other person shall acquire or have any rights under or by virtue hereof.
          13. Interpretation. Any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of the date hereof shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms.

          IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED
By:	/s/ Jack B. Lay
	Name:	Jack B. Lay
	Title:	Executive Vice President and Chief
Financial Officer

REINSEL & COMPANY LLP, as Calculation Agent
By:	/s/ Paula K. Barrett
	Name:	Paula K. Barrett
	Title:	Partner